Exhibit 1.01

TSMC CONFLICT MINERALS REPORT

I. Preliminaries

Taiwan Semiconductor Manufacturing Company Limited (the “Company,” “TSMC,” “we,” “us” or “our”) is filing this Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period January 1, 2015 to December 31, 2015 (“Reporting Period”).

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (“Covered Minerals” as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted); (b) cassiterite (the metal ore from which tin is extracted); (c) gold; and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives, or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

TSMC’s operations, including the operations of its consolidated subsidiaries, may at times manufacture, or contract to manufacture, products for which conflict minerals are necessary to the functionality or production of those products (collectively, the “Products”). For example, the Covered Minerals, particularly tantalum, tin and tungsten, are frequently used in our various product lines to varying degrees.

This Conflict Minerals Report describes: (i) the good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in the Products during the period from January 1, 2015 until December 31, 2015 (the “Reporting Period”) to determine whether any of such Covered Minerals originated in the Covered Countries and/or whether any of the Covered Minerals may be from recycled or scrap sources; (ii) the measures and framework used by us to exercise due diligence on the source and chain of custody of our Covered Minerals; and (iii) the determination as to the facilities used to process the Covered Minerals as well as their countries of origin. There is a significant overlap between our RCOI efforts and our due diligence measures performed as detailed herein.

II. Reasonable Country of Origin Inquiry

Form SD requires that an issuer’s reasonable country of origin inquiry (“RCOI”) must be conducted in good faith and reasonably designed to determine whether the issuer’s Covered Minerals originated in the Covered Countries, or came from recycled or scrap sources, and it must be performed in good faith.

Conflict-Free Policies

As a general matter, TSMC has designed and implemented three procedural cornerstones in support of compliance with conflict-free sourcing: (a) TSMC’s Ethics and Business Conduct Policy; (b) TSMC’s Corporate Social Responsibility Program (including TSMC’s Supplier Responsibilities for Sourcing Conflict-Free Materials), which is publicly available online at http://www.tsmc.com/english/csr/collaborates_with_suppliers.htm); and (c) TSMC’s Green Procurement for Substance Control and Conflict Minerals Procedure (“Green Procurement Policy”). Our Ethics and Business Conduct Policy contains general ethical principles and guidelines that, among other matters, require us to follow all applicable laws, including those related to the sourcing of conflict minerals. As part of the duties of an ethical corporate citizen, our Corporate Social Responsibility Program describes the requirements we place upon our suppliers, such as requiring them to comply with applicable labor laws and also to source materials from conflict-free smelters or refiners. Our Green Procurement Policy requires us, as well as all of our relevant suppliers and contractors, to watch out for any “red flags” regarding the source of conflict minerals in our supply chain. Please see Exhibit III attached hereto for a description of such warning flags. Also, in addition to imposing requirements relating to hazardous substances materials sourcing, our Green Procurement Policy requires that any of our potential suppliers or contractors adhere to our Supplier Responsibilities for Sourcing Conflict-Free Materials. These documents serve as the basis for our strong internal corporate management system with respect to conflict-free sourcing. Secondly, TSMC adheres to the humanitarian and ethical principles contained in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”) to supplement its policies and procedures on conflict-free sourcing. We have adopted its due diligence framework and have designed our due diligence measures consistently with the OECD Guidance. Finally, as a full member of the Electronic Industry Citizenship Coalition (“EICC”), TSMC has adopted the EICC Code of Conduct which describes the EICC’s general principle on the responsible sourcing of minerals. We have incorporated these principles into our Supplier Code of Conduct which our suppliers must agree to adhere. Even though no current law compels us to adopt the EICC Code of Conduct, we have nevertheless incorporated EICC Code of Conduct principles on conflict minerals sourcing as an additional safeguard in our conflict minerals regulatory compliance system.

Participation in Trade Association Conflict-Free Initiatives

In September 2015, TSMC was accepted by the EICC to become a full member. As an active participating member of the EICC, TSMC may better lend its influence and resources to support and help sponsor industry-wide conflict-free initiatives like the Global e-Sustainability Initiative (“GeSI”) and the Conflict-Free Sourcing Initiative (“CFSI”)’s Conflict-Free Smelter Program (or “CFSP”).

Since 2011, TSMC’s Green Procurement Policy has required our suppliers and contractors to complete and regularly update the CFSI Conflict Minerals Reporting Template (the “Dashboard”) developed by the EICC-GeSI as an industry standard method to collect sourcing information related to conflict minerals. In addition, the CFSP uses an independent third-party audit to certify the conflict-free status of participating smelters and refiners. Our Green Procurement Policy requires our suppliers and contractors to source from smelters or refineries validated under the CFSP.

TSMC is an influential member of the Taiwan Semiconductor Industry Association, a member of the World Semiconductor Council (“WSC”) which promotes cooperative semiconductor industry activities to facilitate the healthy growth of the industry from a long-term, global perspective. The WSC unanimously adopted at its 17th high-level meeting in May 2013 a Conflict-Free Supply Chain Policy in order to support the global effort in creating a conflict-free supply chain on the sourcing of Covered Minerals from the Covered Countries. TSMC participates in the conflict minerals task force of the WSC, with the belief that creating a conflict-free supply chain in the Covered Minerals requires coordinated proactive steps taken on the international stage through NGOs like the WSC to harmonize the compliance measures of all relevant stakeholders within the global electronics industry.

Suppliers & Contractors Representations

Because TSMC does not purchase the Covered Minerals directly from smelters, refiners or mines, TSMC relies on the country of origin information provided by its direct first-tier suppliers or contractors that supply Covered Minerals (respectively “Suppliers” and “Contractors). Our Suppliers and Contractors must complete Dashboard templates, obtain representations from their suppliers, obey our Corporate Social Responsibility Program and periodically update all information provided to us regarding conflict minerals for the Reporting Period. We obtained written representations from our Suppliers and Contractors representing that they either: (i) supplied no Covered Minerals from the Covered Countries; (ii) supplied Covered Minerals solely from smelters or refiners that had been validated under the CFSP; or (iii) supplied Covered Minerals from recycled or scrap sources. Each representation must be based on a reasonable country of origin inquiry conducted by the Supplier or Contractor that includes obtaining completed Dashboards and signed representations from their suppliers or contractors. Last, the representations require the Suppliers and Contractors to confirm no warning flags exist and to inform TSMC of any material changes to the representations.

During the Reporting Period, we are pleased to report that our RCOI due diligence measures indicate to us that 100% of the smelters and refiners from which our Suppliers and Contractors source the Covered Minerals have been fully audited, vetted and certified under the CFSP. For a summary of the determinations made from our RCOI, please see Section IV: Determinations below.

III. Due Diligence Framework

TSMC’s due diligence measures have been designed to conform, in all material respects, to the framework described in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), consistent with TSMC’s position as a downstream company. To guide its due diligence, TSMC has established a due diligence compliance process that includes a documentation and record maintenance mechanism performed in accordance with TSMC’s records retention policy to ensure the retention of relevant documentation. The Company expects to continue to refine, revise and improve this process as appropriate in light of existing infrastructures regarding conflict minerals compliance industry-wide as well as changes in the applicable law.

Description of Due Diligence Framework

In accordance with the OECD Guidance, the Company’s due diligence measures on the source and chain of custody of Covered Minerals have been designed and implemented on the following framework:

i) Establish strong company management systems

Policy: As discussed in Section II above, TSMC, has adopted a Supplier Code of Conduct and Supplier Responsibilities for Sourcing Conflict-Free Materials (viewable publicly online at http://www.tsmc.com/english/csr/collaborates_with_suppliers.htm), which outline TSMC’s commitment to responsible sourcing of its Covered Minerals in our products and our expectations that our Suppliers and Contractors will be similarly committed to responsible sourcing in the supply chain. The Company regularly communicates this Policy to our Suppliers and Contractors of Covered Minerals and requires them to acknowledge its importance. TSMC requires all of our Suppliers and Contractors to source the Covered Minerals from smelters or refiners who have been certified by independent third parties under the CFSI’s Conflict-Free Smelter Program.

Personnel: To oversee compliance with relevant conflict-free materials laws and regulations, we formed a standing Conflict-Free Materials Task Force (“Task Force”), comprised of members from the Legal, Environmental, Safety & Health, Procurement, and Backend Technology and Service departments. This cross-functional group is responsible for implementing TSMC’s conflict minerals compliance strategy. The Task Force is sponsored by senior management, including the Vice President & General Counsel as well as the Senior Vice President and Chief Information Officer. Our senior management and the Board of Directors’ Audit Committee are briefed about the results of the Company’s due diligence efforts where they provide guidance and oversight. The Task Force identifies and assesses the relevant risks in our supply chain and formulates and implements control points to manage such risks. The Task Force also works closely with our internal team dedicated to managing all EICC related membership obligations including complying with the portions of EICC Code of Conduct relating to the responsible sourcing of minerals.

Supplier Engagement: The Task Force contacted our Suppliers and Contractors to provide them with notice of the relevant U.S. SEC requirements and advised them of the Company’s commitment to responsibly source materials and its due diligence expectations, and has followed up with Suppliers and Contractors as was reasonable to ensure compliance. In addition, the Company posted its Supplier Responsibilities for Sourcing Conflict-Free Materials on its website so that these entities may understand and acknowledge it as a condition for doing business with us. The Company retains evidence of the received Supplier and Contractor responses as part of its RCOI and due diligence. Feedback from this process is used to modify, where appropriate, the design of TSMC’s Conflict Minerals compliance program.

Information Technology Control Point System: To prevent non-compliant Covered Minerals from being incorporated into our products and services, TSMC established an information technology-driven control point, or gating mechanism, in the early stages of new supplier engagement. Potential new supplier or suppliers of new materials must provide the supporting documentation required in our “New Material Evaluation System”, such as a report on Covered Minerals present in their products, a completed Dashboard and signed representations (if applicable). TSMC then reviews these documents to assess any potential conflict minerals compliance risks, and will approve the supplier or new material only when a potential supplier has demonstrated its commitment to complying with TSMC’s conflict mineral compliance program.

Transparency: TSMC makes our conflict minerals report available to our customers via TSMC-Online, the online system used to place orders and communicate with TSMC, which allows enhanced transparency in the exchange of relevant compliance information.

Grievance Mechanism: The Company’s existing procedures for reporting code of conduct or other ethics violations are available for reporting Conflict Minerals compliance problems. Any party who has relevant information is able to file anonymous complaints via either the Ombudsman complaint system or Audit Committee whistleblower system. All informants are protected from retaliation under TSMC’s Ethics and Business Conduct Policy to encourage the frank and full disclosure of grievances.

ii) Identify and Assess Risk in the Supply Chain

Identification of Risk: To identify risks in its supply chain, the Task Force through the contact window of the Procurement team contacted and requested its Suppliers and Contractors to complete the Dashboard and include information regarding the source and chain of custody of Covered Minerals in its supply chain. The Dashboard indicates both the country of origin and name and addresses of smelters and refiners used. Written instructions and recorded training illustrating use of the Dashboard are available on CFSI’s website. The Task Force reviews the responses, looks for inconsistencies or other apparent inaccuracies, and follows up (through e-mail communication or conference call as necessary) to identify and escalate any issues associated with non-responsive or problematic responses to its inquiry.

Assessment of Risk: Upon receipt of completed Dashboards from our Suppliers and Contractors, the Task Force conducts due diligence of identified smelters or refiners by examining the information provided in Dashboard to determine if the smelter or refiner has been validated under the CFSP as “conflict-free”, assess potential risks in our supply chain, and take subsequent actions. The CFSP provides information regarding those smelters or refiners that, following an independent third-party audit, have been found to be compliant with the CFSP’s assessment protocols to assure sourcing of only conflict-free materials. In 2015, as a result of our risk assessment, the Task Force required one supplier remove one smelter from our supply chain that was identified as non-compliant with CFSP.

iii) Design and Implement a Strategy to Respond to Identified Risks

and Implementation of Control Points

TSMC’s Task Force takes the following actions, among others, to improve its due diligence measures, increase supply chain transparency and further mitigate the risk that the Covered Minerals contained in its products may finance or benefit armed groups in the Covered Countries. These actions taken serve as control points in our compliance effort.

•	communicate our conflict minerals program to all relevant parties as needed and make same available publicly online;

•	design a compliance framework in accordance with the OECD Guidelines;

•	request Suppliers and Contractors to complete a Dashboard and review results of same;

•	update the Dashboard template as required;

•	request relevant parties sign representation letter confirming their compliance with our conflict mineral program, and requiring them to conduct similar inquiries in their supply chain;

•	request our relevant Suppliers and Contractors use only smelters and refiners certified under the CFSP;

•	check whether the smelters our Suppliers and Contractors source from are listed as certified under the CFSP (such as consulting the CFSI’s website);

•	compile a list of Suppliers, Contractors and their smelters or refiners as well as their respective locations;

•	provide such list to government agencies and the public if or when required by law;

•	discuss compliance status with materials Suppliers or Contractors as needed;

•	conduct conflict minerals compliance training as applicable and needed;

•	research publicly available information to check whether high risk smelters or refiners identified by the Task Force indirectly or directly finance or benefit armed groups in the Covered Countries;

•	watch out for warning flags as identified in Exhibit III attached hereto;

•	participate in relevant industry discussions on conflict minerals compliance such as those conducted under the EICC and the WSC;

•	assist with conflict minerals compliance audits conducted by our customers and investors;

•	discuss our conflict minerals compliance efforts with our customers, investors or rating agencies when required;

•	reassure our major investor(s) and rating agencies that conflict minerals compliance is an integral part of our corporate governance scheme;

•	continue to collect Covered Minerals information contained in our finished products manufactured for all relevant periods;

•	continue to engage Suppliers and Contractors to obtain current, accurate and complete information about the supply chain, smelters and refiners;

•	enhance Supplier or Contractor communication, training and escalation process, if needed, to improve due diligence data accuracy and completion; and

•	require Suppliers and Contractors to implement responsible sourcing and use only smelters and refiners that have received a “conflict-free” designation from an independent, third-party auditor such as the CFSI’s Conflict-Free Smelter Program.

iv) Carry Out Independent Third-Party Audit of Supply Chain

TSMC does not have any direct relationships with smelters or refiners that process the Covered Minerals, and it does not perform or direct audits of our Covered Minerals smelters or refiners. Instead, the Company relies on information provided by its Suppliers and Contractors, and on information collected and provided by independent third-party audit programs, such as the CFSP as well as other publicly available information.

TSMC has also been regularly audited by some of its customers as to the sufficiency of its conflict minerals compliance program. To date, TSMC has successfully passed these customer audits (most of which have imposed requirements that are more stringent than those issued by the U.S. SEC) and shall continue to work with our customers and suppliers in building a conflict-free supply chain for the Covered Minerals over time.

v) Report Annually on Supply Chain Due Diligence:

Public Reporting of our Conflict-Free Materials Compliance

TSMC expects to report annually, as required by the U.S. SEC. The contents of this Form SD describing the methodology of our reasonable inquiry analysis and due diligence measures may be accessed publicly online at http://www.tsmc.com/english/investorRelations/sec_filings.htm or www.sec.gov.

IV. Determinations

Our determination as to the origins and chain of custody of our Covered Minerals is based on the reasonable country of origin inquiry and due diligence measures described above and expressly subject to the Cautionary Statements set forth below.

Exhibit I lists the smelters and refiners reasonably identified by our due diligence measures based on information provided by our materials Suppliers and Contractors known to have processed the Covered Minerals in our Products during the Reporting Period.

Exhibit II lists the countries of origin of the Covered Minerals in our Products as reasonably identified by our due diligence measures, and based on information from our relevant Suppliers and Contractors.

For the Reporting Period, the Covered Minerals used in our Products originated from fifteen direct first-tier Suppliers who used 33 smelters or refiners; the Covered Minerals used in our Products also came from ten Contractors who in turn used 120 smelters or refiners. At the end of the Reporting Period, we are pleased to report that 100% of the smelters and refiners from which our Suppliers and Contractors source the Covered Minerals, including the 6 sourced from Covered Countries, have been fully audited, vetted and certified under the CFSP. Some of our Suppliers or Contractors were unable to disclose information on some of the countries of origin of the Covered Minerals supplied or used by its smelters or refiners for confidentiality reasons.

To date, validation under the CFSP has been accepted by our industry as the primary standard for determining whether a smelter or refiner process Covered Minerals that directly or indirectly finance or benefit armed groups. Like our industry peers, TSMC relies on the independent third-party audits conducted under the CFSP as furnishing a reasonable basis to conclude that smelters and refiners validated under such Program have control procedures that prevent them from directly or indirectly financing or benefiting armed groups operating in the Covered Countries. Because of industry acceptance of the CFSI’s Conflict-Free Smelter Program and based on its own research of publicly available information, TSMC found no reasonable basis for independently determining that these validated smelters and refiners sourced Covered Minerals that directly or indirectly finance or benefit armed groups in the Covered Countries.

Cautionary Statements

Our reasonable country of origin inquiry as well as our due diligence measures have endeavoured to overcome the unavoidable limitations inherent in collecting information about the origins and chain of custody of the Covered Minerals used in our finished products as a downstream purchaser of the Covered Minerals operating within a complex international electronics supply chain. As such, we rely on our Suppliers and Contractors for the ultimate veracity of the information which they provide about the smelters or refiners whom they employ because we do not have any direct contractual relationship with or power of control over such smelters or refiners. Information subjected to fraud by third parties may elude detection even after having been subjected to robust verification due diligence measures like the ones we have adopted and implemented for the Reporting Period. In spite of these difficulties, our determination made herein stands as reasonable assurance of the current status of our conflict minerals compliance and in no way detracts from our commitment towards creating a conflict-free supply chain for our Products in the coming years when infrastructures that further facilitate conflict minerals compliance would become more prevalent, established and readily available at reasonable cost in time and resources.

Exhibit I

Smelters & Refiners

Covered Minerals	Smelter/Refiner	Location

Gold	Aida Chemical Industries Co., Ltd.	JAPAN

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY

Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL

Gold	Argor-Heraeus SA	SWITZERLAND

Gold	Asahi Pretec Corporation	JAPAN

Gold	Asahi Refining Canada Limited	CANADA

Gold	Asahi Refining USA Inc.	UNITED STATES

Gold	Asaka Riken Co., Ltd.	JAPAN

Gold	Aurubis AG	GERMANY

Gold	CCR Refinery - Glencore Canada Corporation	CANADA

Gold	Chimet S.p.A.	ITALY

Gold	Dowa	JAPAN

Gold	Eco-System Recycling Co., Ltd.	JAPAN

Gold	Elemetal Refining, LLC	UNITED STATES

Gold	Heimerle + Meule GmbH	GERMANY

Gold	Heraeus Ltd. Hong Kong	CHINA

Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY

Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN

Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN

Gold	Kennecott Utah Copper LLC	UNITED STATES

Gold	Kojima Chemicals Co., Ltd.	JAPAN

Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF

Gold	Materion	UNITED STATES

Gold	Matsuda Sangyo Co., Ltd.	JAPAN

Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA

Gold	Metalor Technologies SA	SWITZERLAND

Gold	Metalor USA Refining Corporation	UNITED STATES

Gold	Mitsubishi Materials Corporation	JAPAN

Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN

Gold	Nihon Material Co., Ltd.	JAPAN

Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN

Covered Minerals	Smelter/Refiner	Location

Gold	PAMP SA	SWITZERLAND

Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA

Gold	Republic Metals Corporation	UNITED STATES

Gold	Royal Canadian Mint	CANADA

Gold	SEMPSA Joyería Platería SA	SPAIN

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA

Gold	Solar Applied Materials Technology Corp.	TAIWAN

Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN

Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA

Gold	Tokuriki Honten Co., Ltd.	JAPAN

Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM

Gold	United Precious Metal Refining, Inc.	UNITED STATES

Gold	Valcambi SA	SWITZERLAND

Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA

Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA

Tantalum	F&X Electro-Materials Ltd.	CHINA

Tantalum	Global Advanced Metals Boyertown	UNITED STATES

Tantalum	H.C. Starck Co., Ltd.	THAILAND

Tantalum	H.C. Starck GmbH Goslar	GERMANY

Tantalum	H.C. Starck GmbH Laufenburg	GERMANY

Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY

Tantalum	H.C. Starck Inc.	UNITED STATES

Tantalum	H.C. Starck Ltd.	JAPAN

Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY

Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA

Tantalum	Mitsui Mining & Smelting	JAPAN

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA

Tantalum	Plansee SE Liezen	AUSTRIA

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION

Covered Minerals	Smelter/Refiner	Location

Tantalum	Taki Chemicals	JAPAN

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN

Tin	Alpha	UNITED STATES

Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL

Tin	CV Serumpun Sebalai	INDONESIA

Tin	CV United Smelting	INDONESIA

Tin	Dowa	JAPAN

Tin	EM Vinto	BOLIVIA

Tin	Fenix Metals	POLAND

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA

Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL

Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA

Tin	Metallo-Chimique N.V.	BELGIUM

Tin	Mineração Taboca S.A.	BRAZIL

Tin	Minsur	PERU

Tin	Mitsubishi Materials Corporation	JAPAN

Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES

Tin	Operaciones Metalurgical S.A.	BOLIVIA

Tin	PT Aries Kencana Sejahtera	INDONESIA

Tin	PT Artha Cipta Langgeng	INDONESIA

Tin	PT Babel Inti Perkasa	INDONESIA

Tin	PT Bangka Tin Industry	INDONESIA

Tin	PT Belitung Industri Sejahtera	INDONESIA

Tin	PT BilliTin Makmur Lestari	INDONESIA

Tin	PT Bukit Timah	INDONESIA

Tin	PT DS Jaya Abadi	INDONESIA

Tin	PT Eunindo Usaha Mandiri	INDONESIA

Tin	PT Inti Stania Prima	INDONESIA

Tin	PT Justindo	INDONESIA

Tin	PT Mitra Stania Prima	INDONESIA

Tin	PT Panca Mega Persada	INDONESIA

Tin	PT Prima Timah Utama	INDONESIA

Tin	PT Refined Bangka Tin	INDONESIA

Tin	PT Sariwiguna Binasentosa	INDONESIA

Tin	PT Stanindo Inti Perkasa	INDONESIA

Tin	PT Timah (Persero) Tbk Kundur	INDONESIA

Tin	PT Timah (Persero) Tbk Mentok	INDONESIA

Covered Minerals	Smelter/Refiner	Location

Tin	PT Tinindo Inter Nusa	INDONESIA

Tin	PT Wahana Perkit Jaya	INDONESIA

Tin	Rui Da Hung	TAIWAN

Tin	Soft Metais Ltda.	BRAZIL

Tin	Thaisarco	THAILAND

Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL

Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA

Tungsten	Global Tungsten & Powders Corp.	UNITED STATES

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA

Tungsten	H.C. Starck GmbH	GERMANY

Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA

Tungsten	Japan New Metals Co., Ltd.	JAPAN

Tungsten	Kennametal Huntsville	UNITED STATES

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM

Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA

Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

EXHIBIT II

Conflict Minerals: Countries of Origin

Australia

Bolivia

Brazil

Burundi

Canada

China

Columbia

Democratic Republic of the Congo

Ethiopia

Germany

India

Indonesia

Japan

Mexico

Mozambique

Namibia

Nigeria

Russia

Rwanda

Sierra Leone

Spain

Thailand

United States

Vietnam

Zimbabwe

EXHIBIT III

Warning Flags

Warning Flag Situations:

•	minerals originate from or have been transported via a conflict area;

•	minerals are claimed to originate from a country that has limited known reserves;

•	minerals are claimed to originate from a country in which minerals from conflict areas are known to transit;

•	suppliers or other known upstream companies have shareholder or other interests in companies that supply minerals from or operate in conflict area;

•	suppliers or other known upstream companies are known to have sourced mineral from a warning flag location of mineral origin and transit in the last 12 months.

(From “Supplement on Tin, Tantalum and Tungsten” in OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011, p. 31)).